UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2005

OCCUPATIONAL HEALTH + REHABILITATION INC

(Exact name of registrant as specified in its charter)

Delaware	0-21428	13-3464527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Derby Street, Suite 36, Hingham, Massachusetts	02043-5048
(Address of principal executive offices)	(Zip Code)

Registrant’s	telephone number, including area code: (781) 741-5175

(Former name or former address, if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY	INTO A MATERIAL DEFINITIVE AGREEMENT

On October 20, 2005, Occupational Health + Rehabilitation Inc, a Delaware corporation (the “Company”), SSM Health Care St. Louis, a Missouri nonprofit corporation (“SSM”), and Concentra Health Services, Inc., a Nevada corporation (“CHS”), entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions contained therein, the Company will acquire SSM’s entire membership interest in OHR-SSM, LLC, a Missouri limited liability company (the “JV”) for $300,000 cash funded by Concentra Operating Corporation, the parent of CHS.

On August 8, 2005, the Company announced that it had entered into an Agreement and Plan of Merger dated as of August 8, 2005 (the “Merger Agreement”) with Concentra Operating Corporation, a Nevada corporation (“Parent”), and Brady Acquisition Corp., a Delaware corporation and indirect, wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions contained therein, Parent will acquire, through the merger of Merger Sub with and into the Company (the “Merger”), all of the outstanding common stock of the Company. As a result of the Merger, the Company will become an indirect, wholly-owned subsidiary of Parent.

The consummation of the Merger is conditioned upon, among other things, the consummation of the Purchase and Sale Agreement, which will be consummated (if at all) simultaneously with the Merger. The Merger is expected to close on October 31, 2005; however, there can be no assurances that the Merger will be consummated by that time or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCUPATIONAL HEALTH + REHABILITATION INC (Registrant)

Date: October 20, 2005	By:	/S/ JOHN C. GARBARINO
John C. Garbarino President and Chief Executive Officer